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GROWING SHAREHOLDER VALUE IN A LOWER-CARBON FUTURE: SUPPLEMENT May 2021

Cautionary statement FORWARD-LOOKING STATEMENTS. Outlooks; projections; goals; estimates; discussions of earnings, cash flow, and margins; descriptions of strategic plans and objectives; planned expense reductions and the ability to meet or exceed announced reduction objectives; plans to reduce future emissions intensity and the expected resulting absolute emissions reductions; emission profiles of future developments; carbon capture results and the impact of operational and technology efforts; future business markets like carbon capture or hydrogen; energy market evolution; rates of return; development plans; future distributions; and other statements of future events or conditions in this presentation or the subsequent discussion period are forward-looking statements. Actual future results could differ materially due to a number of factors. These include the continuity of our board and their strategic oversight; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil, gas, petroleum, petrochemicals and feedstocks; company actions to protect the health and safety of employees, vendors, customers, and communities; the severity, length and ultimate impact of COVID-19 and government responses on people and economies; global population and economic growth; changes in law, taxes or regulation, including environmental regulations, taxes, political sanctions and international treaties; the timely granting or freeze, suspension or revocation of government permits; the impact of fiscal and commercial terms and the outcome of commercial negotiations; feasibility and timing for regulatory approval of potential investments or divestments; the actions of competitors and preferences of customers; the capture of efficiencies between business lines; unexpected technological developments; general economic conditions, including the occurrence and duration of economic recessions; unforeseen technical or operating difficulties; the ability to bring new technologies to commercial scale on a cost-competitive basis, including large-scale hydraulic fracturing projects and carbon capture projects; and other factors discussed here, in Item 1A. Risk Factors in our Form 10-K for the year ended December 31, 2020 and under the heading “Factors Affecting Future Results” on the Investors page of our website at www.exxonmobil.com under the heading News & Resources. The forward-looking statements and dates used in this presentation are based on management’s good faith plans and objectives as of the of this presentation, unless otherwise stated. We assume no duty to update these statements as of any future date and neither future distribution of this material nor the continued availability of this material in archive form on our website should be deemed to constitute an update or re-affirmation of these figures as of any future date. Any future update of these figures will be provided only through a public disclosure indicating that fact. SUPPLEMENTAL INFORMATION. See the Supplemental Information at the end of this presentation for additional important information required by Regulation G for non-GAAP measures or that the company considers is useful to investors as well as definitions of terms used in the materials, including future earnings, cash flow, margins, ROCE, returns, addressable markets, available cash from operations, operating cash flow. Supplemental Information also includes information on the assumptions used in these materials, including assumptions on future crude oil prices and product margins used to develop outlooks regarding future potential outcomes of current management plans. EMBEDDED SLIDES. This presentation includes embedded slides from prior disclosures to show how many of the criticisms Engine No. 1 has made have already been addressed. This presentation does not repeat the footnotes or supplemental information included with the original presentations. Each embedded slide identifies the original source. We encourage you to see the original presentations for more complete information. These excerpts have not been updated from the date of their original presentation and we assume no duty to update them as of any future date. Links to these presentations are provided below: • ExxonMobil March 2020 Investor Day: https://corporate.exxonmobil.com/-/media/Global/Files/investor-relations/analyst-meetings/2020-ExxonMobil-Investor-Day.pdf • ExxonMobil March 2021 Investor Day: https://www.xomdrivingvalue.com/wp-content/uploads/2021/03/2021-ExxonMobil-Investor-Day.pdf • ExxonMobil April 2021 Investor Presentation: https://www.xomdrivingvalue.com/wp-content/uploads/2021/04/ExxonMobil-Investor-Presentation-April-2021.pdf • ExxonMobil First Quarter 2021 Earnings Presentation: https://corporate.exxonmobil.com/Investors/Investor-relations/Quarterly-earnings#2021 2

Engine No. 1 is attempting to mislead investors Attacks appear designed to deflect attention from Engine No. 1’s lack of an alternate plan for the future Engine No. 1’s presentation contains criticism of ExxonMobil’s plan, but no ideas to create future value • Engine No. 1’s platform: - Don’t invest in renewables like BP (December 7, 2020, letter to the Board)—Carbon capture won’t do it or isn’t feasible (climate white paper)—Don’t invest in oil & gas and keep it in the ground (in their public solicitations) • Board candidates who stand on Engine No. 1’s platform: - Pose a clear risk to the Company’s plans to progress advantaged opportunities that improve long-term performance and support the dividend—Will jeopardize the Company’s continuing outperformance—Will destroy shareholder value • ExxonMobil’s current Board is responsive to shareholder feedback; took decisive action to reorient the Company’s strategy starting in 2017; added members who will enhance shareholder value; and has a plan to maximize that value through the transition Engine No. 1 ignores or misrepresents third-party data, conflates data from multiple sources, ignores market conditions, and uses out-of-date data, all of which lead to misleading conclusions regarding: • ExxonMobil’s plan to maximize shareholder value in the energy transition (pages 4-11) • ExxonMobil’s performance and investment portfolio (pages 12-17) • The capability of ExxonMobil’s Board and the qualifications of Engine No. 1’s nominees (page 18) • Engine No. 1’s unconstructive engagement (page 19) 3

Attacks on ExxonMobil's energy transition strategy are false

Data on energy demand and oil production growth deliberately misleading; ignore ExxonMobil public statements

Engine No. 1 Assertion	Reality
✘ ExxonMobil believes oil and gas demand will continue to increase and has failed to plan for a lower-carbon future	• **ExxonMobil has been actively preparing for a lower-carbon future for many years** ✓ We regularly evaluate multiple scenarios for declines in oil and gas demand ✓ We have shown these scenarios to our investors multiple times over many years • **ExxonMobil has the right strategy and plan: advancing two priorities to maximize shareholder value** ✓ Investing in lower-carbon to expand opportunities in energy's long-term future ✓ Driving cash flow improvements in existing businesses with a disciplined, value-driven approach • **ExxonMobil's plan assumes significant growth in low carbon solutions including CCS, hydrogen and biofuels** ✓ Investing heavily in low-carbon technologies to reduce emissions in hard-to-decarbonize sectors ✓ These areas are projected to have >$3 trillion in addressable markets[1] by 2040 and high growth of up to 35% per year (using IPCC data)[2] ✓ Leverages decades of technology expertise at scale and competitive advantages demonstrated in existing value chains ✓ In the last decade, we've pursued 80 research collaborations, been awarded >10k patents and started 2 new low carbon ventures
✘ ExxonMobil is spending aggressively to materially grow volumes over value	• **ExxonMobil's plan achieves significant cash flow growth by improving portfolio competitiveness** ✓ 20% increase in 2025 operating cash flow versus 2021[3] ✓ 2021–2025 project start-ups drive ~40% of 2025 cash flow[3] • **ExxonMobil's 2025 volumes outlook is essentially flat versus 2021** ✓ Engine No. 1 is misleading investors by using out of date data, despite ExxonMobil having publicly provided current production plans through 2025

See Supplemental Information for footnotes and definitions

4

Claim that ExxonMobil does not believe in energy transition is false ExxonMobil has disclosed a range of oil and gas demand scenarios to investors Engine No. 1 Assertion As Presented in ExxonMobil’s March 2020 Investor Day ïƒ» ExxonMobil believes oil and gas demand will continue to increase Reality ïƒ¼ExxonMobil has been actively preparing for potential reduced oil and gas demand for years ïƒ¼ExxonMobil uses third party analysis and projections in evaluating plans 5

Engine No. 1 ignores or belittles ExxonMobil’s technology Despite years of investments and demonstrated capability to apply lower-carbon technology, at scale Engine No. 1 Assertion As Presented in ExxonMobil’s April 2021 Investor Presentation ïƒ» ExxonMobil has failed to plan for a lower-carbon future Reality ïƒ¼ExxonMobil has been investing for more than 30 years in the technology that will be needed in a lower-carbon future 6

Criticism of low-carbon technology investment levels is misleading ExxonMobil is investing far more in lower-carbon than in oil and gas, relative to current market size Engine No. 1 Assertion As Presented in ExxonMobil’s 1Q 2021 Earnings Presentation ïƒ» ExxonMobil believes oil and gas demand will continue to increase and does not have a plan for a lower-carbon future Reality ïƒ¼ExxonMobil is investing in CCS at more than 10x the rate (relative to market size) of oil & gas and chemicals 7

Claims that ExxonMobil is growing volumes, not value, are false Engine No. 1 uses out-of-date data and ignores ExxonMobil disclosures to investors Engine No. 1 Assertion As Presented at ExxonMobil’s March 2021 Investor Day ïƒ» ExxonMobil is spending aggressively to materially grow volumes over value Reality ïƒ¼ExxonMobil’s plan is to generate more cash flow by investing in high value, low cost-of-supply assets. 2025 volume outlook is essentially flat versus 2021. 8

Criticism of ExxonMobil's carbon capture strategy ignores the facts

ExxonMobil is the leader in carbon capture and the only company to capture more than 120 MT of CO_2

Engine No. 1 Assertion

✗ Carbon capture is vaporware

Reality

- **Carbon capture is proven technology, and will play a critical role in achieving < 2°C pathway**
  - ✓ Engine No. 1's own expert, David Victor, authored a paper that highlighted the critical role of CCS
- **ExxonMobil is the leader by far in carbon capture**
  - ✓ ExxonMobil accounts for 40% of all CO_2 captured, equivalent to planting ~2 billion trees[1]
  - ✓ ExxonMobil's experience in CCS is directly applicable and we are progressing technology to reduce costs
  - ✓ Engine No. 1's own expert, David Victor, authored a paper that highlighted ExxonMobil's carbon capture has been among the most successful in the space[2]
  - ✓ Low Carbon Solutions business will leverage expertise and market leadership in CCS to further advance and deploy innovative technologies including progressing CCS at large scale, as illustrated by the Houston Ship Channel concept
- **ExxonMobil is progressing research to further reduce CCS costs**
  - ✓ R&D focused on effectiveness and efficiency improvements – targeting one-third lower CCS cost by 2030[3]
  - ✓ Fuel cell technology concept delivers step-change in cost

"Critical among these are carbon capture and storage (CCS) technologies, which comprise not only a leading candidate for capturing carbon dioxide (CO_2) emissions from industrial sources, but can also be deployed in fossil fuel power plants. Because it plays a pivotal role in multiple sectors, CCS is deployed aggressively in 1.5°C and 2°C scenarios within global climate and energy system models."

- Published 29 December 2020; Ahmed Abdulla et al 2021 Environ. Res. Lett. 16 014036; co-author ***David G. Victor***


ENVIRONMENTAL RESEARCH LETTERS

See Supplemental Information for footnotes

9

Engine No.1 ignores ExxonMobil's leadership in CCS

IPCC, IEA, and others recognize the need for carbon capture – Engine No. 1 is an outlier

Engine No. 1 Assertion

✗ Carbon capture is vaporware

Reality

✓ Carbon capture is deployed globally, is required as a part of the solution for society to decarbonize, and ExxonMobil is the clear leader

As presented in ExxonMobil's April 2021 Investor Presentation

Uniquely positioned to succeed in carbon capture

Leveraging position as the global CCS leader in a ~$2 trillion addressable market by 2040

CUMULATIVE CO_2 CAPTURE VOLUME SINCE 1970[1]
Million tonnes



Remaining 44 companies
ExxonMobil ~120 MT captured
40%
Of all CO2 captured since 1970
Company D
Company C
Company B
Company A

- Leverages history and experience at scale
  - #1 in the world for CO_2 capture; 9 Mta capacity[1]
  - #2 in the world for CO_2 pipelines[2]
  - #2 in the world for CO_2 geologic storage[3]
- Leverages core capabilities and advantages
  - Subsurface and reservoir expertise
  - Project development and execution
  - Responsible and efficient operations
- Established Low Carbon Solutions Business:
  - Develop commercial opportunities at scale
  - Advance regulatory and legal frameworks
  - Progress >20 new CCS opportunities

See Supplemental Information for footnotes and definitions

13

"Another way we can get zero-carbon electricity is carbon capture, utilization, and storage, which separates and permanently stores CO_2 pollution from an energy plant's exhaust to keep it out of the atmosphere. This technology is especially important in places where there isn't good renewable energy potential, or where it would be too costly to retire and replace existing power plants."

- Bill Gates, May 14, 2019

10

Criticism of ExxonMobil's emission reductions is misleading

ExxonMobil's emissions reductions are consistent with goals of the Paris Agreement

Engine No. 1 Assertion	Reality
✗ ExxonMobil's emissions are increasing when you include Scope 3 emissions	• **ExxonMobil is reducing the emissions we control consistent with the goals of the Paris Agreement** ✓ We are committed to reducing our Scope 1 and Scope 2 emissions ✓ In our business, we've achieved 11% absolute greenhouse gas reductions since the Paris Agreement in 2016[1], and our 2025 emission reduction plans are expected to reduce Upstream absolute GHG emissions by ~30%, and absolute methane & flaring by 40-50%[2] ✓ We do not control society's demand for energy, which is sometimes described as Scope 3 emissions. However, we see opportunity in continuing to help our customers reduce their emissions by: – Investing in and scaling technologies such as carbon capture & storage (CCS) – Growing advantaged products such as natural gas, lightweight materials & packaging, advanced fuels & lubricants – Progressing alternatives such as advanced biofuels and H_2 ✓ Engine No. 1's graph plotting emissions through 2025 is misleading. The presentation looks as though ExxonMobil's emissions are increasing, but that is not the case. The chart plots our actual Scope 1 and Scope 2 emissions, and Engine No. 1 simply extends the same line adding its estimate of our customers' Scope 3 emissions.

See Supplemental Information for footnotes and definitions

11

Engine No. 1's analysis of ExxonMobil's performance is misleading

Uses out-of-date data, ignores price cycles, and does not provide accurate comparison to proxy peers

Engine No. 1 Assertion	Reality
✘ ExxonMobil's excessive spending and borrowing threatens its balance sheet	• **ExxonMobil has one of the strongest S&P ratings in the S&P 500 and has reduced debt by 9% since 2Q20** ✓ Took advantage of historically low interest rates in 2020 to build liquidity and fortify balance sheet at a time of unprecedented uncertainty ✓ We have reduced debt by $6 billion since 2Q20, a 9% reduction ✓ ExxonMobil's S&P credit rating of AA- is superior to 96% of the rated companies in the S&P 500[1] ✓ S&P highlighted that we have "outstanding competitive positions in all facets of the oil and gas industry"
✘ ExxonMobil's breakeven is $87/bbl in 2020	• **ExxonMobil's' current net cash flow breakeven price is <$50/bbl, improving to $35/bbl with continued portfolio highgrading[2,3]** ✓ 2021-2025 portfolio covers dividend and capital program while generating excess cash at $50/bbl Brent[2,3] ✓ ~90% of cumulative 2021-2025 Upstream resource investment has cost of supply less than $35/bbl Brent[4] ✓ By 2025, our plans enable us to maintain dividend at $35/bbl Brent and average Downstream and Chemical margins[3]
✘ ExxonMobil has destroyed shareholder value over the last 10 years	• **Engine 1's evaluation ignores the significant change in structure of the oil market from supply short to supply long and ignores unprecedented market conditions driven by the pandemic in 2020** ✓ 2020 average annual crude price of $42/bbl was less than half of the price in 2010 and a third of the price in 2011 ✓ All other proxy peers performed similarly or worse than ExxonMobil through that period • **Beginning in 2017, Management and the Board began an investment program to improve the portfolio** ✓ These are long-cycle investments that are now beginning to be reflected in ExxonMobil's performance • **ExxonMobil outperforms peer average TSR over the 6-mo, 1-yr, 2-yr and 3-yr periods, including by 52% over the last year[5]**

See Supplemental Information for footnotes and definitions

12

Engine No. 1's criticism of debt and credit rating is misleading

Ignores the impact of the pandemic and ExxonMobil's industry-leading credit rating vs. proxy peers

Engine No. 1 Assertion

✗ ExxonMobil's excessive spending and borrowing threatens its balance sheet

Reality

✓ ExxonMobil has one of the strongest S&P ratings in the S&P 500 and leads the oil and gas industry

Reality



TOTAL DEBT
Billion USD
70
55
40
2Q20
3Q20
4Q20
1Q21

- Raised debt to build liquidity in early 2020 at less than 3% weighted average interest rates
- Strong balance sheet enabled significant capital raise even before the Federal Reserve announced liquidity programs
- More than $4 billion of debt reduction in 1Q 2021 alone
- Reduced debt by $6 billion since 2Q 2020
- Excess cash generation will enable further debt reduction

"ExxonMobil won the megaoils. ExxonMobil beat and covered dividend & capex with major debt paydown, which was huge for its heroic riding of the downturn vs Shell and BP cutting dividends. Credit to ExxonMobil for not cutting their dividends during the depths of the downturn."

- Paul Sankey, May 1, 2021

13

Engine No. 1's assessment of ExxonMobil's breakeven is inaccurate

Capital flexibility allows dividend to be maintained at ~$45/bbl[1], versus Engine No. 1's claim of $87/bbl

Engine No. 1 Assertion

× ExxonMobil has breakeven price of $87/bbl in 2020

Reality

✓ ExxonMobil's net cash flow breakeven price is ~$50/bbl Brent in 2021

As presented at ExxonMobil's March 2021 Investor Day

CAPITAL ALLOCATION **PRIORITIES**

Leverage portfolio flexibility to sustain the dividend



2021 ESTIMATED SOURCES AND USES OF CASH1,2,3
Billion USD
By Brent price, with 10yr low Downstream & Chemical margins
$55/bbl
$50/bbl
$45/bbl
Guidance: $16 - $19
Flexible
Less flexible
Available cash from operations
Dividend
Capex

- Prioritizes Guyana, Brazil, Permian, and Chemical performance products
- Capital flexibility to maintain dividend at ~$45/bbl and 10-year low Downstream and Chemical margins
- Debt reduced at Brent > ~$50/bbl and 10-year low Downstream and Chemical margins
- Capital flexibility to maintain dividend at ~$35/bbl and average Downstream and Chemical margins in 2025[4]

See Supplemental information for footnotes and definitions.

52

"We continue to estimate a ~$50/bbl Brent breakeven to cover the dividend in 2021+"

Phil Gresh, JP Morgan, 4/30/2021
Institutional Investor #1 Ranked Analyst in 2020 (Integrated Oil)

See Supplemental Information for footnotes and definitions

14

Engine No. 1's criticisms of performance ignore impact of business cycles

Engine No. 1 is either misrepresenting the facts or doesn't understand the industry

Engine No. 1 Assertion

- ✗ ExxonMobil has destroyed ~$175 billion in value from 2010 through 2020
- ✗ ExxonMobil earnings are in structural decline

Reality

✓ Oil price in 2020 was less than half of the price 2010; Valuation in a commodity business tracks price cycles

Reality

PRICES / MARGINS
2010–2020



Crude[1] ($/bbl)
Natural gas[2] ($/mbtu)
Downstream margins[3] ($/bbl)
Chemical margins[4] ($/tonne)
2010
2020
2010-19 annual range

- Analysis of "value destruction" completely ignores the changing price environment from 2010 to 2020, which is now recovering
  - Year-end 2010 valuation benefited from favorable market conditions in the upstream business
  - 2020 pandemic drove the worst market environment seen across all sectors of the industry at once
  - Use of 2020 as a benchmark for future down cycles is misleading
- Integrated business model continues to protect against the normal commodity cycles
- Proxy peers show similar or worse "value destruction" if evaluated on the same basis

See Supplemental Information for footnotes and definitions

15

TSR criticism is based on selecting inappropriate starting and ending dates

Engine No. 1 attempting to take credit for improvements driven by ExxonMobil actions, years in the making

Engine No. 1 Assertion	Reality
✗ ExxonMobil TSR has underperformed over any relevant time period	• **Engine No. 1 has intentionally chosen time periods that understate ExxonMobil's performance** ✓ Engine No. 1 chooses to exclude the last 6 months of performance and attempts to take credit for outperformance driven by ExxonMobil's strategy and plans, which are years in the making ✓ ExxonMobil's 2021+ plans were developed over the course of 2020, reviewed with the Board in October and approved in November prior to Engine No. 1 • **ExxonMobil's TSR has outperformed the peer average over the last 3 years** ✓ ExxonMobil outperformance over 6-mo, 1-yr, 2-yr and 3-yr periods versus peer average[1]
✗ ExxonMobil returns on oil and gas projects are underperforming	• **Market conditions should be considered when evaluating returns** • **ExxonMobil ROCE was above the peer average every year for the last 5 years, except 2020** ✓ While returns across the industry have fallen over the last decade, in line with the commodity price cycle, ExxonMobil has outperformed peer average by +110bps over the last 5 years[2] ✓ 2020 ROCE negatively impacted by impairments and unprecedented COVID environment • **Major growth projects deliver industry-leading returns (average >30%) and outsized value[3]** • **Industry-leading Upstream resource investment portfolio with cost-of-supply <$35/bbl for ~90% of investments through 2025[4]**

See Supplemental Information for footnotes and definitions

16

Engine No. 1's evaluation of ExxonMobil's portfolio is inaccurate

Engine No. 1's assessment includes ~ $60 billion of spend not included in ExxonMobil's 2021 – 2025 capex plan endorsed by the Board and disclosed to investors

Engine No. 1 Assertion

✘ ExxonMobil returns on oil and gas projects are underperforming

Reality

✓ Industry-leading Upstream resource investment portfolio with cost-of-supply <$35/bbl for ~90% of investments through 2025

See Supplemental Information for footnotes and definitions

As Presented in ExxonMobil's April 2021 Investor Presentation



Developing the world's most attractive upstream portfolio
Projects deliver industry-leading returns and outsized value according to Wood Mackenzie
WOOD MACKENZIE UPSTREAM PORTFOLIO COST-OF-SUPPLY AND RETURNS
Size = NPV10
Projects in ExxonMobil's Current Portfolio¹
MOST ATTRACTIVE
ExxonMobil's assets generate high returns with low breakeven oil prices
LEAST ATTRACTIVE
Project IRR's at Wood Mackenzie independent pricing
60%
30%
0%
$55
$50
$45
$40
$35
$30
$25
$20
$15
Brent breakeven oil price to generate a 10% return
ExxonMobil's near-term upstream capital projects generate industry-leading returns²
– Top quartile of expected IRRs
– Top third of breakevens
Source: Wood Mackenzie Q4 2020 FID Tracker
See Supplemental Information for footnotes and definitions

- ~90% of Upstream investments generate >10% returns at ≤$35/bbl[1]
- Average return of 32% at third-party price outlooks[2]
- Engine No. 1 attempts to mislead implying investments in assets outside of ExxonMobil plan

17

Engine No. 1's criticisms of board ignore company's complexity

Adding Engine No. 1 candidates would pose a clear risk to shareholder value and ExxonMobil's plans

Engine No. 1 Assertion	Reality
✗ ExxonMobil has no transformative experience on the Board	• **ExxonMobil has a world-class, diverse and independent board with unmatched expertise to guide success in the transition to a lower-carbon future** ✓ ExxonMobil's board has several members that have guided businesses through strategic transformations across a range of industries ✓ Recent Director additions deepen board expertise and perspective with specific experience in Asia and the areas of integrated energy, capital allocation, investor perspective, climate, and transition
✗ ExxonMobil's Board has mismanaged the company on strategy	• **ExxonMobil's Board has been executing a transformation in its strategy and cost structure since 2017** ✓ Flexible investment strategy has led to an industry-leading, low cost asset portfolio with focus on maximizing shareholder value in a lower-carbon future ✓ Current outperformance reflects realization of ExxonMobil's strategic evolution since 2017
✗ Engine No. 1 has dismissed ExxonMobil's challenges to its nominees, including Goff's conduct in authorizing buybacks ahead of Andeavor merger	• **The SEC's Andeavor settlement put Goff's judgment directly at issue** ✓ Goff directed his CFO to initiate buybacks while Goff was aware of Andeavor's discussions with Marathon, which the SEC found constituted material non-public information ✓ The SEC found an internal controls violation because Andeavor's Legal function did not check merger discussion status with Goff before approving the buybacks ✓ Engine No.1 attempts to defend Goff by referring to a Metlife SEC settlement – in contrast, the Metlife settlement does not raise questions about Kandarian's judgment, concerns accounting reserves, and never even mentions any conduct by Kandarian

18

Engine No. 1's engagement raises questions about their motivation

Refused offer to discuss Company's plans and demanded "four seats or face a proxy fight"

Engine No. 1 Assertion	Reality
✗ Engine No. 1 attempted to engage constructively	• **Engine No. 1 has rejected ExxonMobil's genuine offers of constructive engagement** ✓ Company principals and advisors have made multiple attempts to engage with Engine No. 1 – Offered to discuss, under an NDA, the Company's planned announcements and the types of individuals ExxonMobil was independently considering adding to the Board – Engine No. 1's response to our attempts was for the Company to read their December 7th letter to the Board ✓ Engine No. 1 refused to discuss their views on competencies or capabilities they felt the ExxonMobil Board needed ✓ Engine No. 1 stated its commitment to its 4 nominees and positioned any further discussions as all-or-none • **Engine No. 1's proxy confirms no desire to engage, goal was proxy contest**
✗ Engine No. 1's platform is aligned with shareholder interests	• **Engine No. 1 has provided no plan to create shareholder value** ✓ Shareholder value in a capital intensive, long-cycle business that is transitioning needs more than the "sound bites" that Engine No. 1 has offered ✓ Engine No. 1's platform is ill-advised and will not create shareholder value: (1) don't invest in renewables like BP, (2) carbon capture won't do it or isn't feasible; (3) don't invest in oil & gas and keep it in the ground ✓ Engine No. 1 is backpedaling from previous statements in response to market skepticism of its platform ✓ Board candidates who stand on Engine No. 1's platform: – Pose a clear risk to the Company's plans to progress advantaged opportunities that improve long-term performance and support the dividend – Will jeopardize the Company's continuing outperformance and destroy shareholder value

19

Appendix 20

Other ways Engine No. 1 is attempting to mislead on climate Source: ExxonMobil Outlook for Energy 2019 Engine No. 1 Assertion (Investor Presentation May 2021) Reality Changes in demand can occur quickly once alternative technologies provide a better product (slide 30) Engine No. 1 asserts that ExxonMobil’s long-term strategy leaves it unprepared for a carbon tax (slide 38) While we agree regional changes in demand can occur quickly, global changes in demand have taken much longer Engine No. 1 plots the decline in U.S. coal production driven by shale natural gas compared with the U.S. Energy Information Administration (EIA)’s changing forecasts over time ExxonMobil’s projections for over a decade have included lower U.S. coal use than even the EIA’s most recent forecast U.S. represents <10% of global coal demand in 2019, and coal use is still growing in developing nations indicating the regional differences in energy use ExxonMobil uses a meaningful cost of carbon in its global demand projections, an approach similar to other energy modelers such as the IEA Engine No. 1 erroneously concludes that renewables plus battery storage is cheaper than gas plus a carbon tax Engine No. 1 assumes 4-hr “storage adder” battery costs; this is well below what would be needed for 24/7 electricity Engine No. 1 implies that ExxonMobil is projecting the mix of renewables in electricity generation will decline (slide 79) ExxonMobil expects renewables and other zero-carbon sources to increase substantively Engine No. 1 erroneously mixes datasets to misstate ExxonMobil’s position Using consistent datasets, ExxonMobil’s 2019 Outlook for Energy estimates renewables as a % of total generation is expected to grow from 27% in 2019 to 36% in 2040 When nuclear is included, the second largest source of zero-carbon electricity today, the percentage grows from 37% in 2019 to 48% in 2040

22 Other ways Engine No. 1 is attempting to mislead on climate Engine No. 1 Assertion (March 2021 Climate White Paper) Reality The energy transition means the end of carbon-based fuels Electric Vehicles can replace half of all oil demand and will mean the end of the oil and gas industry Third party scenarios, including those from the IPCC, regarding the future of energy through the energy transition continue to show carbon-based fuels as key to meeting society’s growing energy needs The average of the IPCC Lower 2OC scenarios continues to show significant demand for oil and gas through 2040 and beyond 80% of oil and gas demand driven by three hard-to-decarbonize sectors Passenger vehicles represent only a small part of oil and gas demand and GHG emissions Passenger vehicles currently represent only ~15% of oil and gas demand Passenger vehicles currently represent only ~5% of global emissions ExxonMobil has not adequately factored in electric vehicle penetration into its future plans ExxonMobil’s projections already include an important role for electric vehicles, and new electric vehicle sales are substantially higher than Engine No. 1’s projections. By 2030, ExxonMobil includes 23 million new electric vehicle sales in its 2019 Outlook for Energy. This is 50% higher than Engine No. 1’s white paper, which assumes 15 million new electric vehicle sales. By 2040, ExxonMobil includes 48 million new electric vehicle sales in its 2019 Outlook for Energy. This is 15% higher than Engine No. 1’s white paper, which assumes 42 million new electric vehicle sales. Source: ExxonMobil Outlook for Energy 2019

Supplemental Information 23

Supplemental information IMPORTANT INFORMATION AND ASSUMPTIONS REGARDING CERTAIN FORWARD-LOOKING STATEMENTS. Forward-looking statements contained in this presentation regarding the potential for future earnings, cash flow, margins, ROCE, returns, addressable markets, available cash from operations, and operating cash flow are not forecasts of actual future results. These figures are provided to help quantify the potential future results and goals of currently-contemplated management plans and objectives including new project investments, plans to replace natural decline in Upstream production with low-cost volumes, plans to increase sales in our Downstream and Chemical segments and to shift our Downstream product mix toward higher-value products, continued highgrading of ExxonMobil’s portfolio through our ongoing asset management program, both announced and continuous initiatives to improve efficiencies and reduce costs, capital expenditures and cash management, and other efforts within management’s control to impact future results as discussed in this presentation. These figures are intended to quantify for illustrative purposes management’s view of the potentials for these efforts over the time periods shown, calculated on a basis consistent with our internal modelling assumptions for factors such as working capital, as well as factors management does not control, such as interest, differentials, and exchange rates. For all price point comparisons, unless otherwise indicated, we assume $50/bbl Brent crude prices. Unless otherwise specified, crude prices are Brent prices. Except where noted, natural gas prices used are consistent with management’s internal price assumptions for the relevant natural gas markets relative to the crude price for a given case. All crude and natural gas prices for future years are adjusted for inflation from 2021. Downstream and Chemical margins reflect annual historical averages for the 10-year period from 2010—2019 unless otherwise stated. These prices are not intended to reflect management’s forecasts for future prices or the prices we use for internal planning purposes. We have assumed that other factors such as laws and regulations, including tax and environmental laws, and fiscal regimes remain consistent with current conditions for the relevant periods. This presentation does not attempt to model potential COVID-19 outbreaks or recoveries beyond historical pricing. Unless otherwise indicated, asset sales and proceeds are consistent with our internal planning. For future periods, we have assumed Corporate & Financing expenses between $2.1 and $2.7 billion annually. To illustrate future financial capacity, we have used scenarios of Corporate & Financing expenses that reflect the estimated potential debt levels under those scenarios. ExxonMobil-operated emissions, reductions, and avoidance performance data are based on a combination of measured and estimated emissions data using reasonable efforts and collection methods. Calculations are based on industry standards and best practices, including guidance from the American Petroleum Institute (API) and IPIECA. There is uncertainty associated with the emissions, reductions, and avoidance performance data due to variation in the processes and operations, the availability of sufficient data, quality of those data and methodology used for measurement and estimation. Performance data may include rounding. Changes to the performance data may be reported as part of the company’s annual publications as new or updated data and/or emission methodologies become available. Emissions, reductions, and avoidance estimates from non-ExxonMobil operated facilities are also included in the equity data and similarly may be updated as part of the company’s annual publications. ExxonMobil works with industry, including API and IPIECA, to improve emission factors and methodologies. See the Cautionary Statement at the front of this presentation for additional information regarding forward-looking statements. 24

Supplemental information NON-GAAP AND OTHER MEASURES. With respect to historical periods, reconciliation information is provided in the Frequently Used Terms available on the Investor page of our website at www.exxonmobil.com under the heading News & Resources for certain terms used in this presentation including available cash from operations, and operating cash flow. For future periods, we are unable to provide a reconciliation of forward-looking non-GAAP or other measures to the most comparable GAAP financial measures because the information needed to reconcile these measures is dependent on future events, many of which are outside management’s control as described above. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with our accounting policies for future periods is extremely difficult and requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated in a manner consistent with the relevant definitions and assumptions noted above. DEFINITIONS AND NON-GAAP FINANCIAL MEASURE RECONCILIATIONS. Available cash from operations. Available cash from operations provides an indication of cash flow available to fund shareholder distributions, capex, and debt reduction and is calculated as the sum of (1) net cash provided by operating activities from the Consolidated statement of cash flows and (2) net cash used in investing activities from the Consolidated statement of cash flows, and (3) capital and exploration expenditures. It includes estimated proceeds from asset sales net of forgone cash flows from divested assets. This measure is useful when evaluating total sources of cash available, including from equity companies, for uses such as capital and exploration expenditures and financing activities, including debt reduction and shareholder distributions. Lower 2°C scenarios. The Intergovernmental Panel on Climate Change (IPCC) published a Special Report on “Global Warming of 1.5°C” and identified 74 scenarios as “Lower 2ºC,” which are pathways limiting peak warming to below 2ºC during the entire 21st century with greater than 66 percent likelihood. Operating cash flow. Operating Cash Flow is earnings plus depreciation and depletion, including non-controlling interests and abandonment spend, plus asset sales proceeds. Where applicable, pro-rata equity company earnings are net of depreciation and depletion. This measure is useful when approximating contributions to cash available for investment and financing activities excluding working capital impacts, applied to the Upstream business. Peers / Peer average. Proxy industry peers are Chevron (NYSE: CVX), Royal Dutch Shell (LON: RDSA), Total (EPA: FP), BP (LON: RDSA) Project. The term “project” as used in this presentation can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Resources, resource base, and recoverable resources. Along with similar terms, these refer to the total remaining estimated quantities of oil and natural gas that are expected to be ultimately recoverable. ExxonMobil refers to new discoveries and acquisitions of discovered resources as resource additions. The resource base includes quantities of oil and natural gas classified as proved reserves, as well as, quantities that are not yet classified as proved reserves, but that are expected to be ultimately recoverable. The term “resource base” or similar terms is not intended to correspond to SEC definitions such as “probable” or “possible” reserves. The term “in-place” refers to those quantities of oil and natural gas estimated to be contained in known accumulations and includes recoverable and unrecoverable amounts. 25

Supplemental information DEFINITIONS AND NON-GAAP FINANCIAL MEASURE RECONCILIATIONS, CONTINUED Return on average capital employed (ROCE). ROCE is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning and end-of-year amounts). These segment earnings include ExxonMobil’s share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The Corporation’s total ROCE is net income attributable to ExxonMobil, excluding the after-tax cost of financing, divided by total corporate average capital employed. The Corporation has consistently applied its ROCE definition for many years and views it as the best measure of historical capital productivity in our capital-intensive, long-term industry, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. Additional measures, which are more cash-flow based, are used to make investment decisions. For information concerning the calculation and reconciliation of ROCE see the Frequently Used Terms available on the Investors page of our website at www.exxonmobil.com under the heading News & Resources. Returns, rate of return, IRR. Unless referring specifically to external data, references to returns, rate of return, IRR, and similar terms mean future discounted cash flow returns on future capital investments based on current company estimates. Investment returns exclude prior exploration and acquisition costs. Stated Policies Scenario (STEPS). STEPS is an IEA scenario in their World Energy Outlook 2020 based on today’s policy settings and an assumption that the COVID-19 pandemic is brought under control in 2021. Total Addressable Market (TAM). Refers to the size of the total market revenue of a particular product or service Total Shareholder Return (TSR). Measures the change in value of an investment in stock over a specified period of time, assuming dividend reinvestment. TSR is subject to many different variables, including factors beyond the control of management. 26

Supplemental information OTHER INFORMATION. This presentation includes a number of third party scenarios such as the 74 Lower 2°C scenarios, made available through the IPCC SR 1.5 scenario explorer data, and the IEA’s Stated Policies Scenario as well as the IEA’s Sustainable Development Scenario. These third party scenarios reflect the modeling assumptions and outputs of their respective authors, not ExxonMobil, and their use and inclusion herein is not an endorsement by ExxonMobil of their likelihood or probability. The analysis done by ExxonMobil on the IPCC Lower 2°C scenarios and the representation thereof aims to reflect the average or trends across a wide range of pathways. Where data was not or insufficiently available, further analysis was done to enable a more granular view on trends within these IPCC Lower 2°C scenarios. ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, operated by others, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships. Competitor data is based on publicly available information and, where estimated or derived, done so on a consistent basis with ExxonMobil data. Future competitor data, unless otherwise noted, is taken from publicly available statements or disclosures by that competitor and has not been independently verified by ExxonMobil or any third party. We note that certain competitors report financial information under accounting standards other than U.S. GAAP (i.e., IFRS). 27

Supplemental information Slide 4 1) Total Addressable Market figures: ExxonMobil analysis of IPCC SR 1.5 scenario explorer data on Lower 2°C scenarios for CO2, H2, and Biofuels. Volumes and prices in the Lower 2°C scenarios were used, where available, to calculate an estimate of the market revenue. For H2, the highest and lowest outliers for market revenue in the Lower 2°C scenarios were excluded. 2) CAGR between 2020 and 2040 of TAM based in IPCC Lower 2°C scenarios 3) Money forward basis. Potential assuming $50/bbl Brent price adjusted for inflation from 2021 Slide 9 1) 40% of all anthropogenic CO2 captured since 1970. Global CCS Institute2020 report and ExxonMobil analysis of 2020 facility data. Tree statistic calculated with U.S. EPA GHG equivalency calculator. 2) Source: “Explaining successful and failed investments in U.S. carbon capture and storage using empirical and expert assessments” (iop.org) 3) ExxonMobil analysis of potential cost reduction for large scale natural gas combined cycle power generation Slide 11 1) ExxonMobil GHG emissions, absolute (Operated CO2 -equivalent Scope 1 & 2) from 2016 to 2020. 2) Emission reduction plans announced in December 2020 include a 15 to 20 percent reduction in greenhouse gas intensity of upstream operations by 2025 compared to 2016 levels. This will be supported by a 40 to 50 percent reduction in methane intensity and 35 to 45 percent reduction in flaring intensity. The 2025 emissions reduction plans are expected to reduce absolute greenhouse gas emissions of Upstream operations by an estimated 30 percent and absolute flaring and methane emissions by 40 to 50 percent. Plans cover Scope 1 and Scope 2 emissions for assets operated by the company by the end of 2025, consistent with approved corporate plans. Slide 12 1) Source: Bloomberg; Excludes companies in the S&P 500 that are not rated by S&P 2) Assumes dividends per share are held flat relative to 4Q20 levels. Any decisions on future dividend levels is at the discretion of the Board of Directors. 3) Available cash from operations based on 10-year low Downstream and Chemical margins in 2021 and 10-year average Downstream and Chemical margins from 2022—2025. 10-year low Downstream and Chemical margins refer to annual lows from 2010—2019. 10-year average Downstream and Chemical margins refer to the average of annual margins from 2010—2019. 4) Includes projects that bring on new volumes. Breakeven based on cost-of-supply to generate a minimum 10 percent return on a money-forward basis. 5) Through periods ending 4/15/2021 Slide 14 1) Assumes dividends per share are held flat relative to 4Q20 levels. Any decisions on future dividend levels is at the discretion of the Board of Directors. Assumes 10-year low Downstream and Chemical margins which refers to annual lows from 2010—2019. 28

Supplemental information Slide 15 1) Source: S&P Global Platts. 2) Source: ICE. Equal weighting of Henry Hub and NBP. 3) Source: S&P Global Platts and ExxonMobil analysis. Equal weighting of U.S. Gulf Coast (Maya – Coking), Northwest Europe (Brent – Catalytic Cracking), and Singapore (Dubai – Catalytic Cracking) netted for industry average Opex and renewable identification numbers (RINS). 4) Source: IHS Markit, Platts, and company estimates. Weighting of polyethylene, polypropylene, and paraxylene based on ExxonMobil capacity. Slide 16 1) Through periods ending 4/15/2021 2) Based on company filings and EM analysis of publicly available information 3) Major project returns—return based on 2021 money-forward basis for listed growth projects in 2027 at full capacity across Downstream and Chemical using 2010—2019 annual average margins. Upstream includes projects that bring on new volumes. Breakeven based on cost-of-supply to generate a minimum 10 percent return on a money-forward basis and at IHS Markit price forecast (December 2020). 4) Includes projects that bring on new volumes. Breakeven based on cost-of-supply to generate a minimum 10 percent return on a money-forward basis. Slide 17 1) Includes projects that bring on new volumes. Breakeven based on cost-of-supply to generate a minimum 10 percent return on a money-forward basis. 2) At IHS Markit price forecast (December 2020). 29

Important Additional Information Regarding Proxy Solicitation Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor. 30